AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT
This Amendment No. 1 to Revolving Credit Agreement (“Amendment”) dated January 30, 2018 (“Amendment No. 1 Effective Date”) is made between Digirad Corporation, a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”).
Borrower and Bank entered into a Revolving Credit Agreement dated June 21, 2017 (“Credit Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower.
Borrower and Bank have agreed to amend the terms of the Credit Agreement as provided in this Amendment.
Accordingly, Borrower and Bank agree as follows:
1.Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Credit Agreement.
2.    Amendments. The Credit Agreement is amended as follows:
(a)    The following terms, which are defined in the Credit Agreement, are given the following amended definitions:
“Adjusted EBITDA” shall mean, in respect of any applicable Person(s) and for any applicable period of determination, the sum (without duplication) of (i) the EBITDA of such Person(s) for such period; plus (ii) non-recurring costs and expenses and integration charges related to Permitted Acquisitions, in an aggregate amount up to three percent (3.0%) of the EBITDA of such Person(s) for such period; plus (iii) non-recurring costs and expenses related to Permitted Litigation, in an aggregate amount to be agreed upon between Bank and Borrower in writing for the period ending December 31, 2017; plus (iv) non-recurring fees, costs, and expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents, including but not limited to, non-cash debt extinguishment costs related to the termination of Borrower’s credit facility with Wells Fargo Bank, NA, (i.e., GAAP accounting impact of terminating debt and related costs under credit facility); plus (v) non-cash stock based compensation; plus (vi) non-cash gains or losses; plus (vii) one-time expenses for severance and relocation payments incurred in connection with the restructuring associated with the sale of DMS service contracts pursuant to that certain Asset Purchase Agreement dated December 22, 2017, between DMS Health Technologies, Inc. as seller and Philips North America LLC as buyer (the “Asset Sale”), provided, that the amount of such expenses added back for purposes of calculating Adjusted EBITDA shall be limited to $750,000 during the term of this Agreement; plus (viii) other additions and adjustments acceptable to Bank in its sole discretion, all as determined in accordance with GAAP.
“FCCR Capital Expenditures” shall mean the greater of (a) Capital Expenditures made during such period, excluding that portion of Capitalized Leases that was not paid for in cash, or (b) $2,800,000.
“Revolving Credit Commitment’ shall mean Twenty Five Million Dollars ($25,000,000), provided that upon the closing of the Asset Sale and the application of net proceeds therefrom (less any amount heldback in escrow), the Revolving Credit Commitment shall be Twenty Million Dollars ($20,000,000).

(b)    Exhibit B to the Credit Agreement (Revolving Credit Note) is amended entirely to be in the form of attached Amended Exhibit B.
3.    Representations. Borrower represents and agrees that:
(a)    Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Credit Agreement and in each of the Loan Documents remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Credit Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
(b)    When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s organization documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.
(c)    Except for events or conditions for which Bank is giving its waiver in this Amendment, there is no default continuing under the Credit Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
4.    Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:
(a)    this Amendment, the $20,000,000 Revolving Credit Note, the Consent Letter and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower and any other applicable party;
(b)    execution and delivery by the Guarantors of the Acknowledgement and Consent of Guarantors as set forth below;
(c)    payment of all of Bank’s expenses incurred through the date of this Amendment together with the costs of recording any amendment required by this Amendment and upon Borrower’s execution of this Amendment, Bank will be authorized to charge any deposit or other account of Borrower maintained with Bank for such expenses; and
(d)    such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.
5.    No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of any the Loan Documents. This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Credit Agreement.
6.    Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Credit Agreement and the Loan Documents and agree that they remain in full force and effect.
7.    Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank. This Amendment shall not be more strictly construed against any one of the parties as compared to any other.
8.    Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
9.    Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.
10.    Release and Waiver. Borrower waives, discharges, and forever releases Bank, Bank’s employees, officers, directors, attorneys, stockholders, and their successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as result of Bank’s actions or omissions in connection with the Credit Agreement, any other Loan Document, any amendments, extensions or modifications thereto, or Bank’s administration of the Indebtedness. It is further understood and agreed that any and all rights under the provisions of Section 1542 of the California Civil Code are expressly waived by Borrower. Section 1542 of the California Civil Code provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
11.    Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment. Borrower hereby authorizes Bank to charge any deposit or other account of Borrower maintained with Bank for reimbursement of any such fees, costs, charges, expenses, and disbursements.
12.    Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.
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This Amendment No. 1 to Revolving Credit Agreement is executed and delivered as of the Amendment No. 1 Effective Date.

Comerica Bank By: /s/ Christopher Burden Christopher Burden Its: Portfolio Manager	Digirad Corporation By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer

Acknowledgement and Consent of Guarantor
The undersigned have guaranteed the payment and performance of the Indebtedness pursuant to the Guaranty dated June 21, 2017 (“Guaranty”). The undersigned (a) acknowledges and consents to the execution, delivery and performance of the foregoing Amendment No. 1 to Revolving Credit Agreement, and (b) agrees that (i) its guaranty remains in full force and effect and (ii) it has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, the foregoing Amendment No. 1 to Revolving Credit Agreement, the Revolving Credit Agreement, the Guaranty, or the other Loan Documents. The undersigned further represents that it is in compliance with all of the terms and conditions of the Guaranty.
Dated January 30, 2018

DIGIRAD IMAGING SOLUTIONS, INC. By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer	PROJECT RENDEZVOUS ACQUISITION CORPORATION By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer
TELERHYTHMICS, LLC By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer	DMS HEALTH TECHNOLOGIES, INC. By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer
MD OFFICE SOLUTIONS By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: President, Chief Executive Officer & Chief Financial Officer	DMS IMAGING, INC. By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer
PROJECT RENDEZVOUS HOLDING CORPORATION By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer	DMS HEALTH TECHNOLOGIES-CANADA, INC. By: /s/ Jeffry R. Keyes Jeffry R. Keyes Its: Chief Financial Officer

AMENDED EXHIBIT B
REVOLVING CREDIT NOTE

$20,000,000.00                                 January 30, 2018

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Digirad Corporation, a Delaware corporation (“Borrower”), promises to pay to the order of Comerica Bank (“Bank”) at any office of the Bank in the State of California, in lawful money of the United States of America, so much of the sum of Twenty Million and 00/100 Dollars ($20,000,000.00), as may from time to time have been advanced by Bank and then be outstanding hereunder pursuant to the Revolving Credit Agreement made as of the 21st day of June, 2017 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and between Bank and Borrower. Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Bank from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.
This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.
This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.
The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.
This Note constitutes a restatement, replacement and substitution for, that certain Revolving Credit Note dated June 21, 2017 in the original principal amount of $25,000,000.00, executed by the undersigned and made payable to the order of the Bank (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety, or other party primarily or secondarily liable for such indebtedness.
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Nothing herein shall limit any right granted Bank by any other instrument or by law.
DIGIRAD CORPORATION

By: /s/ Jeffry R. Keyes

Its:     Chief Financial Officer